Chapman and Cutler LLP	111 West Monroe Street
Chicago, Illinois 60603

June 5, 2020

First Trust Exchange-Traded Fund VIII

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:                                    First Trust Exchange-Traded Fund VIII

Ladies and Gentlemen:

We have served as counsel for the First Trust Exchange-Traded Fund VIII (the “Trust”), which proposes to offer and sell shares of its series (the “Shares”), FT Cboe Vest U.S. Equity Buffer ETF – June (the “Fund”), in the manner and on the terms set forth in Post-Effective Amendment No. 139 and Amendment No. 141 to its Registration Statement on Form N-1A filed on or about June 5, 2020 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be issued from time to time in accordance with the Trust’s Amended and Restated Declaration of Trust dated June 12, 2017 and the Trust’s By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-210186) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP